Exhibit (h)(1)

                       TRANSFER AGENCY SERVICES AGREEMENT


         THIS AGREEMENT is made as of April 1, 2000 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and ALLEGHANY FUNDS, a Delaware business trust (the "Fund").
                                                W I T N E S S E T H:
         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and
         WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services.
         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.       Definitions.  As Used in this Agreement:
         (a)      "1933 Act" means the Securities Act of 1933, as amended.
         (b)      "1934 Act" means the Securities Exchange Act of 1934, as
                  amended.
         (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Directors or Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.
         (d) "CEA" means the Commodities Exchange Act, as amended.
         (e) "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parents(s).
         (f) "Fund Home Page" shall mean the Fund's proprietary web site on the Internet used by the Fund to provide information to its shareholders and potential shareholders.
         (g) "Internet" shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.
         (h) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.
         (i) "SEC" means the Securities and Exchange Commission.
         (j) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA. (k) "Shares" mean the shares of beneficial interest of any series or class of the Fund. (l) "Transfer Agent Secure Net Gateway" shall mean the system of computer hardware and software and network established by PFPC to provide access between the PFPC recordkeeping system and the Internet.
         (m) "Transfer Agent Web Transaction Engine" shall mean the system of computer hardware and software created and established by PFPC in order to enable Shareholders of the Fund to perform the transactions contemplated hereunder.
         (n) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.
2. Appointment. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. Delivery of Documents. The Fund has provided or, where applicable, will provide PFPC with the following:

(a) At PFPC's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees, approving the appointment of PFPC or its affiliates to provide services to the Fund and approving this Agreement;

         (b)      A copy of the Fund's most recent effective registration
                    statement;

         (c) A copy of the advisory agreement with respect to each investment Portfolio of the Fund;

         (d) A copy of the distribution/underwriting agreement with respect to each class of Shares;

         (e) A copy of each Portfolio's administration agreements if PFPC is not providing the Portfolio with such services;

         (f) Copies of any distribution and/or shareholder servicing plans and agreements made in respect of the Fund or a Portfolio;

         (g) A copy of the Fund's organizational documents, as filed with the state in which the Fund is organized; and

         (h) Copies (certified or authenticated where applicable) of any and all amendments or supplements to the foregoing.

4. Compliance with Rules and Regulations. PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any other entity.
5.       Instructions.
         (a)      Unless  otherwise  provided in this Agreement,  PFPC shall act only upon Oral Instructions or Written Instructions.
         (b)      PFPC shall be  entitled to rely upon any Oral  Instruction  or
                  Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

6.       Right to Receive Advice.
         (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.
         (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).
         (c)      Conflicting  Advice.  In  the  event  of  a  conflict  between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel.

(d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

7. Records; Visits. The books and records pertaining to the Fund and the Portfolios, which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense.

8. Confidentiality. Each party shall keep confidential any information relating to the other party's --------------- business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

9. Cooperation with Accountants. PFPC shall cooperate with the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.
10. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

11. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or ------------------ more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. With respect to the loss of data or service interruptions caused by equipment failure, PFPC shall be liable only if such loss or interruption is caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

12. Compensation. As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. The Fund acknowledges that PFPC may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

13.       Indemnification.

(a) The Fund agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

         (b) PFPC agrees to indemnify and hold harmless the Fund and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) provided that such liability was caused by PFPC's or its affiliates" own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

14.      Responsibility of PFPC.

(a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement.

(b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, including without limitation (subject to Section 11), delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, provided that PFPC has acted in accordance with the standard set forth in Section 14(a) above; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine.

         (c) Notwithstanding anything in this Agreement to the contrary, neither party to this Agreement nor its affiliates shall be liable for any consequential damages.
         (d) No party may assert a cause of action against the other party or any of its affiliates that allegedly occurred more than three (3) years immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.
         (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.
15.      Description of Services.
         (a)      Services Provided on an Ongoing Basis, If Applicable.

                  (i)      Calculate 12b-1 payments;

                  (ii)     Maintain shareholder registrations;

                  (iii)    Review   new   applications   and   correspond   with
                           shareholders to complete or correct information;

                  (iv)     Direct payment processing of checks or wires;

                  (v)      Prepare and certify stockholder lists in conjunction
                         with proxy solicitations;

                  (vi)     Countersign share certificates;

                  (vii)  Prepare  and  mail  to  shareholders   confirmation  of
activity;

                  (viii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

                  (ix) Mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with PFPC;

                  (x)      Provide periodic shareholder lists and statistics to
                          the Fund;

                  (xi)     Provide detailed data for underwriter/broker
                         confirmations;

                  (xii) Prepare periodic mailing of year-end tax and statement information;

                  (xiii) Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity; and

                  (xiv) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time.

         (b)      Services Provided by PFPC Under Oral Instructions or Written
                              Instructions.
                  (i)    Accept and post daily Share purchases and redemptions;

                  (ii)     Accept, post and perform shareholder transfers and
                              exchanges;

                  (iii)    Pay dividends and other distributions;

                  (iv)     Solicit and tabulate proxies; and

                  (v) Issue and cancel certificates (when requested in writing by the shareholder).

         (c) Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Fund's prospectus, once it receives: (i) A purchase order;

                  (ii)     Proper information to establish a shareholder
                              account; and

                  (iii) Confirmation of receipt or crediting of funds for such order to the Fund's custodian.

         (d) Redemption of Shares. PFPC shall redeem Shares only if that function is properly authorized by the certificate of incorporation or resolution of the Fund's Board of Trustees.
     Shares shall be redeemed and payment therefor shall be made in accordance with the Fund's prospectus, when the recordholder tenders Shares in proper form and directs the method of redemption. If Shares are received in proper form, Shares shall be redeemed before the funds are provided to PFPC from the Fund's custodian (the "Custodian"). If the recordholder has not directed that redemption proceeds be wired, when the Custodian provides PFPC with funds, the redemption check shall be sent to and made payable to the recordholder, unless:

                  (i) the surrendered certificate is drawn to the order of an assignee or holder and transfer authorization is signed by the recordholder; or

                  (ii)     transfer    authorizations    are   signed   by   the
                           recordholder when Shares are held in book-entry form.

                  When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer.

(e) Dividends and Distributions. Upon receipt of a resolution of the Fund's Board of Trustees authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund's prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

         (f)      Shareholder Account Services.
                  (i) PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

                           -        Any pre-authorized check plan; and
                           - Direct purchases through broker wire orders, checks and applications.

                  (ii) PFPC may arrange, in accordance with the prospectus, for a shareholder's:

                           -        Exchange of Shares for shares of another
                                   fund with which the Fund has exchange
                                    privileges;
                           - Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or
                           - Redemption of Shares from an account with a checkwriting privilege.

         (g)      Communications   to   Shareholders.    Upon   timely   Written
                  Instructions, PFPC shall mail all communications by the Fund to its shareholders, including:

                  (i)      Reports to shareholders;

                  (ii)     Confirmations of purchases and sales of Fund shares;

                  (iii)    Monthly or quarterly statements;

                  (iv)     Dividend and distribution notices;

                  (v)      Proxy material; and

                  (vi)     Tax form information.

                  In addition, PFPC will receive and tabulate the proxy cards for the meetings of the Fund's shareholders.
         (h)      Records.  PFPC  shall  maintain  records  of  the  accounts for  each  shareholder  showing  the
                  following information:
                  (i)      Name, address and United States Tax Identification
                         or Social Security number;

                  (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

                  (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

                  (iv)  Any  stop  or   restraining   order  placed   against  a
shareholder's account;

                  (v)      Any correspondence relating to the current
                              maintenance of a shareholder's account;

                  (vi)     Information with respect to withholdings; and

                  (vii) Any information required in order for PFPC to perform any calculations required by this Agreement.

         (i) Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

                  (i) The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

                  (ii) Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

         (j) Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund's instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund's stock records.
         (k) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(l) Lost Shareholders. PFPC shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the "Lost Shareholder Rules"), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

                  (i)      documentation of search policies and procedures;
                  (ii)     execution of required searches;
                  (iii)    tracking  results and maintaining  data  sufficient
                    to comply with the Lost  Shareholder Rules; and
                  (iv)     preparation and submission of data required under
                         the Lost Shareholder Rules.
                  Except as set forth above, PFPC shall have no responsibility for any escheatment services.

         (m) Print Mail. In addition to performing the foregoing services, the Fund hereby engages PFPC as its print/mail service provider with respect to those items identified in the Fee Letter. (n) IMPRESSNetR Services. In addition to the services rendered by PFPC as set forth in the Agreement, PFPC agrees to provide the following services with respect to PFPC's proprietary IMPRESSNetR product:
                  (i) in accordance with the written procedures established between the Fund and PFPC, enable the Fund and its Shareholders utilize the Internet in order to access Fund information maintained by PFPC through the use of the Transfer Agent Web Transaction Engine and Secure Net Gateway; (ii) allow the Shareholders to perform account inquiries and transactions; (iii) maintenance of the Transfer Agent Secure Net Gateway and the Transfer Agent Web Transaction Engine.
         In connection with the Fund's use of IMPRESSNetR, the Fund shall be responsible for the following: (i) establishment and maintenance of the Fund Home Page on the Internet; (ii) services and relationships between the Fund and any third party on-line service providers to enable End-Users to access the Fund Home Page and/or the PFPC System via the Internet;
                  (iii) provide PFPC with access to and information regarding the Fund Home Page in order to enable PFPC to provide the services contemplated hereunder.

(o) DCXchange(R)Services. PFPC has developed a recordkeeping service link ("DCXchange(R)") between investment companies and benefit plan consultants (the "Recordkeepers") which administer employee benefit plans including plans qualified under Section 401(a) of the Internal Revenue Code (the "Plans"). PFPC has entered into agreements with various Recordkeepers relating to the recordkeeping and related services performed on behalf of such Plans in connection with daily valuation and processing of orders for investment and reinvestment of assets of the Plans in various investment options available to the participants under such Plans (the "Participants"). The Fund desires to participate in the DCXchange(R)Program and retain PFPC to perform such services with respect to the Shares held by or on behalf of the Participants as further described herein and PFPC is willing and able to furnish such services on the terms and conditions hereinafter set forth. PFPC agrees to perform recordkeeping and related services for the benefit of the Plan Participants that maintain shares of the Fund through Plans administered by certain Recordkeepers. PFPC shall subcontract with Recordkeepers to link PFPC recordkeeping system with the Recordkeepers in order for the Recordkeepers to maintain Fund shares positions for each Participant. Fund positions of the Participants shall constitute open accounts for which the Fund shall pay to PFPC the annual fee specified in the Fee Letter. The Fund permits PFPC to include the Fund's name on listings of DCXchange participating funds in PFPC marketing materials. In connection with the DCXchange Program, Fund agrees that trade instructions received in good order and accepted by PFPC or its agents prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day and transmitted to the Fund by 5:00 a.m. Eastern time on the following calendar day will be executed by the Fund at the net asset value determined as of the Close of Trading on such Business Day. In the event that PFPC is in receipt of Trade Instructions in good order and is unable to transmit the Trade Instructions to the Fund by 5:00 a.m. Eastern time on the day following the Effective Trade Date, the Fund will accept the trades after 5:00 a.m. Eastern time and before 8:30 a.m. on such day (10:00 a.m. in the event of extraordinary circumstances beyond PFPC's control, such as the failure of PFPC to receive trade instructions from NSCC). Payments for net purchase and net redemption orders shall be made by wire transfer by PFPC or the Plan's Trust (for net purchases) or by the Fund (for net redemptions) to the account designated by the appropriate receiving party on the Business Day following the Effective Trade Date. In order to perform reconciliations, PFPC or its agent shall request from the Fund daily confirmation of all trade activity and share positions for all accounts two times per month and on any day after activity has been posted to the account. In connection with the DCXchange Program, the Fund agrees to waive all minimum and maximum investment requirements for the Class N Shares, as well as all CDSC fees (except in the case of full plan liquidations). All Shares shall be available for purchase at net asset value. In addition, the Fund agrees that each conversion to Class A shares, if applicable, must be accomplished via a full liquidation and subsequent purchase and must be coordinated through PFPC. The Fund further agrees that NAV and accruals will be transmitted to PFPC via the NSCC Price Profile.

(p) Wrap Program Services. PFPC agrees to perform the following services for the benefit of the Fund's Shareholders
     ("Wrap Program Participants") who hold Shares through a mutual fund-based asset allocation, supermarket and/or other similar product ("Wrap Program") sponsored by a bank or other financial institution ("Clients"). (i) Receive from Clients purchase, redemption and related instructions with respect to Wrap Program Participants and facilitate money settlement with respect to the Omnibus Accounts, which shall be registered as "PFPC F/B/O [Client] Wrap Program". (ii) Facilitate payment to Wrap Program Participants of the proceeds of redemptions, dividends and other distributions. (iii) As determined solely by PFPC in accordance with applicable rules and regulations, cause (a) periodic account statements, (b) 1099R documentation, (c) proxies, prospectus revisions, annual reports of the Fund, as are provided by the Fund to be prepared and mailed to Wrap Program Participants. (iv) Reconcile share positions for each Wrap Program and upon request provide certification the Fund with respect thereto. (v) Maintain records for each Wrap Program Participant which shall reflect shares purchased and redeemed, as well as account and share balances. (vi) Act as service agent in connection with dividend and distribution functions; shareholder account and administrative agent functions in connection with the issuance, transfer, and redemption or repurchase of Fund shares. PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth herein pursuant to applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained for the periods and in the places required by Rule 31a-2 under the 1940 Act.

16. Duration and Termination. This Agreement shall continue until terminated by the Fund or by PFPC on one hundred fifty (150) days' prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent or other service provider will be borne by the Fund.
17. Change of Control. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Fund's sponsor or any of its affiliates, the Fund's ability to terminate the Agreement pursuant to Section 16 will be suspended from the time of such agreement until one year after the Change of Control.

18.      Notices.  Notices  shall be  addressed
          (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President;
     (b) if to the Fund, at 171 North Clark Street,  Chicago,  Illinois  60601,
         Attention:  President  or

(c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.
20. Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or PNC Bank Corp., provided that PFPC gives the Fund 30 days prior written notice of such assignment or delegation.

21. Non-Solicitation. During the term of this Agreement and for a period of one year afterward, the Fund shall not recruit or solicit, for the Fund or any other person, any of PFPC's employees.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.      Miscellaneous.
         (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.
         (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.
         (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
         (d) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.
         (e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
         (f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
         (g) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.
         (h) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.





         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
                                    PFPC INC.


                                                     By: /s/ James L. Fox

                                 Title: Chairman




                                 ALLEGHANY FUNDS


                                                 By:  /s/ Gerald F. Dillenburg

                                                  Title: Vice President








------------------------------------
Business                    Approval
By:________________
------------------------------------
Date:__________

Legal                       Approval
By:___________________
Date:__________








                                    EXHIBIT A



         THIS EXHIBIT A, dated as of April 1, 2000, is Exhibit A to that certain Transfer Agency Services Agreement dated as of April 1, 2000, between PFPC Inc. and Alleghany Funds.



                                   PORTFOLIOS


                   Alleghany / Chicago Trust Money Market Fund
                  Alleghany / Chicago Trust Municipal Bond Fund
                       Alleghany / Chicago Trust Bond Fund
                      Alleghany/Chicago Trust Balanced Fund
                       Alleghany/Chicago Trust Talon Fund
                  Alleghany/Chicago Trust Growth & Income Fund
                  Alleghany/Chicago Trust Small Cap Value Fund
                    Alleghany/Veredus Aggressive Growth Fund
                    Alleghany/Montag & Caldwell Balanced Fund
                     Alleghany/Montag & Caldwell Growth Fund
                Alleghany/Blairlogie International Developed Fund
                   Alleghany/Blairlogie Emerging Markets Fund